                                                                      EXHIBIT 12

                                                                   YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------
(DOLLARS IN MILLIONS)                                  2000       1999       1998       1997       1996
                                                       ----       ----       ----       ----       ----
Income before taxes .............................     $1,904     $2,520     $2,150     $2,018     $2,001
Interest expense (net of amounts capitalized) ...        548        403        386        374        414
Interest factor on rentals (1/3)  ...............        109         78         56         67         54
                                                      ------     ------     ------     ------     ------
Earnings available for fixed charges ............     $2,561     $3,001     $2,592     $2,459     $2,469
                                                      ======     ======     ======     ======     ======

Interest expense ................................     $  600     $  430     $  411     $  394     $  445
Interest factor on rentals (1/3)  ...............        109         78         56         67         54
                                                      ------     ------     ------     ------     ------
Fixed charges ...................................     $  709     $  508     $  467     $  461     $  499
                                                      ======     ======     ======     ======     ======
Ratio of earnings to fixed charges ..............       3.61       5.91       5.55       5.33       4.95
                                                      ======     ======     ======     ======     ======